Exhibit 99.1

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This disclosure contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity, Adjusted EBITDA and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” “likely,” “will,” “would,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Therefore, actual future events or results may differ materially from these statements.

The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	risks associated with our substantial indebtedness and debt service;

•	changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

•	risks related to disruptions in the overall economy and the financial markets that may adversely impact our business;

•	risks of competition, including foreign competition, in our existing and future markets;

•	risks related to our acquisition strategy and integration of acquired businesses, including Pliant;

•	reliance on unpatented proprietary know-how and trade secrets;

•	general business and economic conditions, particularly an economic downturn;

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

•	catastrophic loss of one of our key manufacturing facilities;

•	our ownership structure;

•	reduction in net worth; and

•	the other factors discussed in the section of this disclosure titled “Risk Factors.”

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this disclosure under “Risk Factors,” and elsewhere in our annual and quarterly reports filed with the SEC. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to update or publicly release any revisions to these forward-looking statements to reflect changes in underlying assumptions, new information, future events or other changes after the date of this disclosure or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

In this disclosure we rely on and refer to information and statistics regarding the industrial production and systems and our market share in the sectors in which we compete. We obtained this information and statistics from third-party sources, such as independent industry publications, government publications or reports by market research firms, such as the Freedonia Group (“Freedonia”), which we have supplemented where necessary with information from various other third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them. As a result, you should be aware that market-share and industry data included in this disclosure and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers make any representation as to the accuracy or completeness of such information.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, as presented in this disclosure, is a supplemental measure of performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). It is not a measurement of financial performance under GAAP and should not be considered as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP, (ii) an indicator of cash flow or (iii) a measure of liquidity.

We define “Adjusted EBITDA” as net income (loss) before depreciation and amortization, income tax expense (benefit), interest expense (net) and certain non-recurring or non-cash charges and as adjusted for unrealized cost reductions and acquired businesses, including unrealized synergies, which are more particularly defined in our credit documents and the indentures governing our notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance. Adjusted EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of the Company and therefore provides our management and investors with a more meaningful metric to assess performance over time. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA has important limitations, including that (1) Adjusted EBITDA does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges; (2) Adjusted EBITDA does not reflect cash outlays for capital expenditures or contractual commitments; (3) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital; (4) Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness; (5) Adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes; (6) Adjusted EBITDA excludes depreciation and amortization and, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; (7) Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (8) Adjusted EBITDA may be calculated differently by other companies, including other companies in our industry, limiting its usefulness as a comparative measure.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner from non-GAAP liquidity measures;

•

adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to occur; and

•	presentation of non-GAAP financial measures on the face of any pro forma financial information.

The non-GAAP financial measures presented in this disclosure may not comply with these rules and may be changed in or excluded from the registration statement we have agreed to file.

TERMS USED IN THIS DISCLOSURE

Unless otherwise indicated or the context otherwise requires, in this disclosure:

•	the term “Apollo” refers to Apollo Management, L.P. and its affiliates;

•	the terms “Berry,” “we,” “us,” “our” and the “Company” refer to Berry Plastics and its predecessors and consolidated subsidiaries;

•	the term “Berry Covalence Merger” refers to Berry Group’s stock-for-stock merger with Covalence Specialty Materials Holding Corp.;

•	the term “Berry Group” refers to Berry Plastics Group, Inc., a Delaware corporation, the parent company of Berry Plastics;

•

the term “Berry Merger” refers to the merger of BPC Holding Corporation and BPC Acquisition Corp., the indirect principal stockholders of which are affiliates of Apollo Management, L.P. and Graham Partners, Inc.;

•	the term “Berry Plastics” refers to Berry Plastics Corporation;

•	the term “Graham” refers to Graham Partners, Inc. and its affiliates;

•	the terms “guarantors” and “note guarantors” refer to each of the existing and future domestic subsidiaries of Berry Plastics that will guarantee the Notes;

•

the term “Offering” refers to the issuance by Berry Plastics Escrow LLC and Berry Plastics Corporation, both wholly owned, subsidiaries of Berry Plastics, of the notes described in the press release filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC as of October 27, 2009;

•	the term “PE” refers to polyethylene;

•	the term “PET” refers to polyethylene terephthalate;

•	the term “Pliant” refers to Pliant Corporation;

•	the term “PP” refers to polypropylene;

•	the term “SEC” refers to the Securities and Exchange Commission and

•	the term “Sponsors” refers to Apollo and Graham.

Our Company

We believe we are one of the world’s leading manufacturers and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products. We manufacture a broad range of innovative, high-quality packaging solutions using our collection of over 1,800 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films, plastic sheeting, and tapes, which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. We sell our packaging solutions to approximately 13,000 customers, ranging from large multinational corporations to small local businesses consisting of a favorable balance of leading national blue-chip customers as well as a collection of smaller local specialty businesses. We believe that we are one of the largest global purchasers of PE resin, buying approximately 1.2 billion pounds annually. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities. Our top 10 customers represented approximately 21% of our fiscal 2008 net sales with no customer accounting for more than 6% of our fiscal 2008 net sales. The average length of our relationship with these customers is over 20 years. We operate more than 60 strategically located manufacturing facilities and have extensive distribution capabilities.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our strong profit margins and efficient deployment of capital have allowed us to consistently generate strong cash flow and high returns on invested capital. As a result of these characteristics, over the past 11 years we have grown our net sales and Adjusted EBITDA at compounded annual growth rates of 26% and 22%, respectively.

Our Businesses

We operate in the plastic packaging segment, which accounted for $46 billion, or 38%, of the $121 billion U.S. packaging sector in 2006, the most recently reported year, according to Freedonia. Demand for our plastic packaging products is driven by the consumption of consumer products, including food, beverages, pharmaceuticals and personal care products. Plastic packaging has benefited from the shift from metal, paper and glass containers to plastics, which has taken place over the last 20 years. This conversion has been driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Recent technological advancements have allowed for additional conversions of packaging from glass to plastic containers for a number of products that require barrier properties and/or are filled at high temperatures. These new technologies have created many new market segment opportunities and avenues for significant growth. Freedonia estimates annual plastic packaging market growth of 4.6% through 2011, compared to 3.0% annual growth for the overall packaging industry.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally PP and PE resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into four operating divisions: rigid open top, rigid closed top, flexible films, and tapes and coatings.

Rigid Open Top

Our rigid open top division consists of three product categories: containers, foodservice items (drink cups, institutional catering, and cutlery) and home and party. The largest end-uses for our containers are food and beverage products, building products and chemicals. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design processes. Our product engineers work directly with customers to design and commercialize new products. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of customers. We have a diverse customer base for our open top products, and no single open top customer exceeded 6% of the Company’s total net sales in fiscal 2008. Our primary competitors include Airlite, Huhtamaki, Letica, Polytainers, Pactiv and Solo. These competitors individually only compete on certain of our open top products, whereas we offer a complete selection of open top products.

Rigid Closed Top

Our rigid closed top division consists of three product categories: closures and overcaps, bottles and prescription containers, and tubes. We believe that this line of products gives us a competitive advantage by being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability, such as prescription container packages, Tab II® pharmaceutical packages, and proprietary tube and closure designs. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. Our design expertise combined with our world class manufacturing facilities position us to take projects from creative concept to delivered end product. We utilize a broad range of manufacturing technologies, offering several different manufacturing processes, including various forms of injection, extrusion, compression, and blow molding, as well as decorating and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our quality system, which includes an emphasis on process control and vision technology, allows us to meet the increasingly high performance and cosmetic standards of our customers. We serve a diverse customer base, with no single customer exceeding 3% of the Company’s total net sales in fiscal 2008. Our primary competitors include Closure Systems International, Cebal, Graham Packaging, Rexam, Phoenix, Seaquist and Silgan. With few exceptions, these competitors do not compete with us across many of our products and market segments. We believe that we are the only industry participant that offers a complete product line of rigid closed top products. We have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations.

Flexible Films

Our flexible films division manufactures and sells primarily PE-based film products. Our principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. We are one of the largest producers of plastic trash bags, stretch film and plastic sheeting in the United States. Our Ruffies® trash bags are a leading value brand of retail trash bags in the United States. Our products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets. We have a diverse customer base, with no single customer accounting for more than 6% of the Company’s total net sales in fiscal 2008. Our primary competitors include PolyAmerica, Heritage, AEP, Sigma and Pactiv.

Tapes and Coatings

Our tapes and coatings division manufactures and sells tape, adhesive and corrosion protective products to a diverse base of customers around the world. We offer a broad portfolio of key product groups to a wide range of global end markets that include corrosion protection, HVAC, building and construction, industrial, retail, automotive medical and aerospace. Our principal products include heat shrinkable and PE-based tape coatings, PE-coated cloth tapes, splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes. We specialize in manufacturing laminated and coated products for a diverse range of applications, including flexible packaging, products for the housing construction and woven polypropylene flexible intermediate bulk containers (“FIBC”). We use a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics to service the residential building, industrial, food packaging, healthcare and military markets. For fiscal 2008, no single customer accounted for more than 2% of the Company’s total net sales. Our primary competitors include Intertape Polymer Group, 3M, ShurTape, Canusa, Denso, Caddalic, Coated Excellence and FortaFiber.

Our Strengths

We believe our consistent financial performance is the direct result of the following competitive strengths:

Leading market positions across a broad product offering. One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines, including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; spirits, continuous thread, and pharmaceutical closures; aerosol overcaps and plastic squeeze tubes; plastic trash bags, stretch film and plastic sheeting; and cloth and foil tape products and adhesives. We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our packaging solutions to over 13,000 customers, ranging from large multinational corporations to small local businesses in diverse industries. Our customers are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy, and health and beauty. Our top 10 customers represented approximately 21% of our fiscal 2008 net sales with no customer accounting for more than 6% of our fiscal 2008 net sales. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. The average length of our relationship with our top 10 customers over 20 years.

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North America. We currently own over 1,800 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our dedicated professionals work collaboratively with our customers’ marketing departments in identifying and delivering new package designs. This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging solutions and we believe we are one of the lowest-cost manufacturers in the industry. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and operating and purchasing scale provide us with a competitive advantage in the marketplace. Our large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market. In addition, as a result of the strategic location of our more than 60 manufacturing facilities and our national footprint of several warehouse and distribution facilities, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, to continuously improve our cost position, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in the cost of raw materials, especially resin, the principal raw material used in manufacturing our products. In many cases, we have contractual price escalators/de-escalators tied to the price of resin that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets.

Track record of strong and stable cash flow. Our strong earnings, combined with our modest maintenance capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant cash flow. We have a consistent track record of generating high cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe that our management team is among the deepest and most experienced in the packaging industry. The senior management team includes Chairman and CEO Ira Boots, who has been with us for over 30 years, and COO Brent Beeler and CFO Jim Kratochvil, who have each been with us for over 20 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. In addition, management has successfully integrated 27 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of Berry’s senior management team and other employees own approximately 21% of the equity of Berry Group, Berry Plastics’ parent company.

Our Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our more than 13,000 existing customers as we expand our product portfolio and extend our existing product lines. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and our proven ability to design innovative new products position us well to continue to grow and diversify our existing customer base.

Manage costs and capital expenditures to drive cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a team culture of continuous improvement operating under an International Organization for Standardization management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost-saving opportunities.

Selectively pursue strategic mergers and acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there will continue to be opportunities for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 27 acquisitions since 1988, and have developed an expertise in synergy realization. In the past five years, we have successfully integrated Erie County Plastics Corporation, Captive Plastics, Inc., MAC Closures, Inc., Kerr Group Inc., Rollpak Corporation, and Covalence Specialty Materials Corp., realizing significant synergies. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines. We continue to evaluate additional acquisition opportunities on an ongoing basis and may at any time be in preliminary discussions with third parties regarding acquisitions.

Recent Developments

Proposed Acquisition of Pliant Corporation

On October 13, 2009, we announced our intention to acquire the equity of Pliant upon its emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code (the “Pliant Transaction”). If the acquisition is completed, Pliant would be a wholly owned subsidiary of Berry Plastics. Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. Pliant manufactures key components in a wide variety of flexible packaging products for use in end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-fill liquids as well as providing printed rollstock, bags and sheets used to package consumer goods. Pliant also offers a diverse product line of film industry-related products and has achieved leading positions in many of these product lines. Pliant operates manufacturing and research and development facilities in four business segments: Engineered Films, Industrial Films, Specialty Films and Printed Products. We believe that Pliant has approximately one billion pounds of annual production capacity.

In light of the conditions required to effect the Pliant Transaction including customary antitrust approvals, the gross proceeds from this offering will be placed into segregated collateral accounts pending Berry Plastics’ right to acquire the equity of Pliant upon emergence from bankruptcy. See “Risk Factors—Risks Related to the Pliant Transaction.” Therefore, if the Pliant Transaction does not occur prior to January 29, 2010, or such earlier date as Berry Plastics determines in its sole discretion that any of the Escrow Conditions cannot be satisfied, then the Notes will be subject to a special mandatory redemption at a price equal to 100% of the gross proceeds of the Notes, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of First Priority Notes—Escrow of Gross Proceeds” and “Description of Second Priority Notes—Escrow of Gross Proceeds.”

Additional Revolver Commitments

We expect to increase the amount of our lender commitments under our revolving credit facility by $100 million, concurrently with the closing of the Pliant Transaction, subject to final negotiations with our lenders and the satisfaction of certain conditions precedent.

Berry Plastics 2009 Fiscal Year Ended September 26, 2009

Our 2009 fiscal year ended on September 26, 2009. Below is an unaudited estimate of our financial performance for the 2009 fiscal year end and the related quarter. These amounts are only estimates and may be revised materially as a result of management’s completion of our results for the 2009 fiscal year.

We estimate that net sales will total approximately $3,186 million for the fiscal year 2009. We estimate that 2009 fiscal year Adjusted EBITDA, excluding the Pliant Transaction, will be approximately $519 million. We also estimate that Adjusted EBITDA pro forma for the Pliant Transaction for fiscal 2009 will be approximately $646 million.

The following table reconciles net income (loss) to Adjusted EBITDA:

	Estimated Pro Forma (Unaudited)(2)
($ in millions)	13 Weeks Ended September 26, 2009	Year Ended September 26, 2009
Adjusted EBITDA	$170	$646
Net interest expense	(43)	(242)
Depreciation and amortization	(65)	(254)
Income tax (expense) benefit	(4)	7
Business optimization, restructuring and non-cash expenses	(5)	(8)
Stock based compensation	—	(12)
Management fees	(2)	(6)
Berry unrealized synergies and cost reductions	(3)	(29)
Pro forma Pliant Adjusted EBITDA(1)	(26)	(82)
Pro forma Pliant synergies	(11)	(45)

Net income (loss)	$11	$(25)

(1)	A reconciliation of Pliant’s Adjusted EBITDA to net loss is presented under the heading “Pliant Last Twelve Months Ended September 30, 2009.”

(2)	Does not reflect purchase accounting adjustments or interest associated with the Offering.

As of the fiscal 2009 year end, Berry Plastics estimates a cash balance of $10 million and outstanding debt of $3,360 million (excluding $282 million available under the revolving line of credit) as detailed in the following table. The table below also sets forth such estimates adjusted to give pro forma effect to the Offering and the use of proceeds.

	Estimated (Unaudited)
	September 26, 2009
($ in millions)	Historical	Pro Forma
Cash	$10	$20

Term loan	1,173	1,173
Revolving line of credit	69	69
First Priority Senior Secured Floating Rate Notes	681	681
Debt discount on First Priority Notes	(16)	(16)
First Priority Notes offered hereby(1)	—	325
Second Priority Notes offered hereby(1)	—	295
Second Priority Fixed Rate Senior Secured Notes	525	525
Second Priority Floating Rate Senior Secured Notes	225	225
11% Senior Subordinated Notes	455	455
10-1/4% Senior Subordinated Notes	215	215
Capital leases and other	33	54

Total debt, including current portion	$3,360	$4,001

(1)	Does not give effect to any original issue discount for the notes issued in the Offering.

Our capital expenditures are forecasted to be approximately $215 million for fiscal 2010 on a pro forma basis and including capital expenditures needed for synergy attainment.

Pliant Last Twelve Months Ended September 30, 2009

Pliant’s 2009 third fiscal quarter ended on September 30, 2009. Below is an unaudited estimate of Pliant’s financial performance for the twelve months ended September 30, 2009. These amounts are only estimates and may be revised materially as a result of the completion of the results of Pliant and its consolidated subsidiaries for its third fiscal quarter.

Pliant estimates that net sales will total approximately $934 million for the twelve months ended September 30, 2009. Pliant estimates that its Adjusted EBITDA will be approximately $82 million for the twelve months ended September 30, 2009.

A reconciliation of Adjusted EBITDA to net loss is as follows:

	Estimated (Unaudited)
($ in millions)	3 Months Ended September 30, 2009	12 Months Ended September 30, 2009
Adjusted EBITDA	$26	$82
Net interest expense	(19)	(83)
Depreciation and amortization	(11)	(44)
Income tax expense	(1)	(19)
Restructuring, reorganization and non-cash expenses	(16)	(141)
Business optimization expenses	(3)	(12)

Net loss	$(24)	$(217)

Summary Berry Plastics Historical and Unaudited Pro Forma Financial Data

The following table sets forth certain historical and pro forma financial data for Berry Plastics. Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. The summary historical financial data for the fiscal year ended September 27, 2008 has been derived from our audited consolidated financial statements and related notes thereto as filed in our quarterly and annual reports with the SEC.

The summary historical financial data as of and for the 39 weeks ended June 27, 2009 and June 28, 2008 is derived from our financial statements as filed in our quarterly and annual reports with the SEC. The summary historical financial data as of and for the 52 weeks ended June 27, 2009 is derived from our audited financial statements as filed in our quarterly and annual reports with the SEC. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited consolidated financial statements and the related notes as filed in our quarterly and annual reports with the SEC.

The following table also includes summary unaudited pro forma financial information as of and for the last twelve months ended June 27, 2009. The summary unaudited pro forma financial information has been derived from the pro forma financial information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information,” which has been prepared to give pro forma effect to the Pliant Transaction and the Offering. The summary unaudited pro forma condensed consolidated statement of operations data gives effect to the Pliant Transaction and the Offering as if they had occurred on the first day of the 52-week period ended June 27, 2009. The summary unaudited pro forma condensed consolidated balance sheet data as of June 27, 2009 gives effect to the Pliant Transaction and this offering as if they had occurred on June 27, 2009.

The Pliant Transaction will be accounted for using the purchase method of accounting. Pliant filed for bankruptcy on February 11, 2009 and is currently operating under the protection of the U.S. Bankruptcy Court. The summary unaudited financial information assumes that Pliant will emerge from bankruptcy and be acquired by Berry Plastics. The purchase accounting allocations in the Pliant Transaction will be finalized at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Pliant Transaction. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Pliant Transaction, and upon a final valuation the allocations will be adjusted. Such final adjustments will likely include allocations of the purchase price to tangible and intangible assets, which may result in increases to depreciation and amortization, which will be material. Berry Plastics has only included the tangible fixed assets and intangible assets that were present in the historical Pliant financial statements at June 27, 2009 and has not allocated any additional adjustment to these assets. The excess proceeds have been accounted for as goodwill. This valuation will be based on the actual identifiable tangible and intangible assets and liabilities that existed as of the closing date of the Pliant Transaction.

As a result of the acquisition, Pliant will be a wholly owned subsidiary of Berry Plastics with assets, liabilities and an equity structure that will not be comparable to historical periods.

The summary unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what our results of operations and financial condition would have been had the Pliant Transaction and the Offering actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date. Berry Plastics or Pliant may have performed differently had they been combined during the periods presented. The following financial information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Risk Factors,” and our historical consolidated financial statements as filed in our quarterly and annual reports with the SEC.

	Unaudited		Audited	Unaudited
($ in millions)	39 weeks ended June 27, 2009	39 weeks ended June 28, 2008	Year ended September 27, 2008	LTM June 27, 2009	Pro Forma LTM June 27, 2009
Statement of Operations Data:
Net sales	$2,392.5	$2,546.9	$3,513.1	$3,358.7	$4,364.7
Cost of sales	1,986.0	2,186.6	3,019.3	2,818.7	3,751.4

Gross profit	406.5	360.3	493.8	540.0	613.3
Operating expenses	275.3	282.0	382.4	375.7	582.3

Operating income	131.2	78.3	111.4	164.3	31.0
Other income	(24.7)	—	—	(24.7)	(25.1)
Interest expense, net	198.6	192.9	261.7	267.4	323.6

Loss before income taxes	(42.7)	(114.6)	(150.3)	(78.4)	(267.5)
Income tax expense (benefit)	(11.4)	(42.8)	(49.2)	(17.8)	(107.0)
Discontinued operations, net of income taxes	4.2	—	—	4.2	4.2

Net loss	$(35.5)	$(71.8)	$(101.1)	$(64.8)	$(164.7)

Balance Sheet Data (at period end):
Working capital(1)	$362.6	$463.5	$715.3	$362.6	$459.2
Total assets	4,377.0	4,527.1	4,724.1	4,377.0	5,203.5
Total debt	3,364.7	3,332.4	3,599.6	3,364.7	4,005.7
Shareholders’ equity	308.6	390.2	351.9	308.6	278.6

Other Financial Data:
Capital expenditures	$144.2	$125.2	$162.4	$181.4	$206.6
Depreciation and amortization	188.7	187.9	256.8	257.6	309.1
Adjusted EBITDA	—	—	489.5	512.7	618.5

(1)	Represents total current assets less total current liabilities.

($ in millions)	Year ended September 27, 2008	LTM June 27, 2009	Pro Forma LTM June 27, 2009
Adjustments to reconcile Net loss to Adjusted EBITDA:
Net loss	$(101.1)	$(64.8)	$(164.7)
Interest expense, net	261.7	267.4	323.6
Depreciation and amortization	256.8	257.6	309.1
Income tax benefit	(49.2)	(17.8)	(107.0)
Stock based compensation	19.6	16.4	16.4
Business optimization expense(1)	26.8	23.3	35.2
Restructuring, reorganization and other non-cash items(2)	14.3	(7.5)	121.8
Management fees	6.0	6.1	7.1
Pro forma cost reductions	—	14.6	14.6
Pro forma acquisitions(4)	14.7	—	—
Pro forma synergies(3)	39.9	17.4	17.4
Pro forma Pliant synergies(3)	—	—	45.0

Adjusted EBITDA	$489.5	$512.7	$618.5

(1)	Business optimization expenses consist of expenses related to transaction and merger costs associated with the acquisitions, mergers, plant rationalizations, and miscellaneous product launches and other one-time costs.
(2)	Restructuring and impairment charges relate to decisions to shut down various manufacturing facilities. These charges have been accounted for under the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-lived Assets and Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The costs consist of severance and termination benefits, facility exit costs, non-cash impairment charges and other costs.
(3)	Represents process improvements, plant network optimization, procurement and selling general and administrative cost savings associated with the acquisitions and mergers.
(4)	Represents unrealized synergies primarily related to the acquisition of Captive Plastics, Inc.

Summary Pliant Historical Financial Data

The following table sets forth certain historical financial data for Pliant. The summary historical financial data for the fiscal year ended December 31, 2008 has been derived from Pliant’s audited consolidated financial statements and related notes thereto.

The summary historical financial data as of and for the 6 months ended June 30, 2009 and June 30, 2008 is derived from Pliant’s unaudited financial statements. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to Pliant’s audited consolidated financial statements and the related notes.

The following financial information should be read in conjunction with “Pliant Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Pliant’s historical consolidated financial statements.

	Unaudited		Audited	Unaudited
($ in millions)	6 months ended June 30, 2009	6 months ended June 30, 2008	Year ended December 31, 2008	LTM June 30, 2009
Statement of Operations Data:
Net sales	$451.5	$573.1	$1,127.6	$1,006.0
Cost of sales	404.7	524.4	1,052.4	932.7

Gross profit	46.8	48.7	75.2	73.3
Operating expenses	60.6	41.5	179.5	198.6

Operating (loss) income	(13.8)	7.2	(104.3)	(125.3)
Other income	(0.4)	(0.2)	(0.2)	(0.4)
Interest expense, net	38.4	45.5	93.6	86.5

Loss before income taxes	(51.8)	(38.1)	(197.7)	(211.4)
Income tax expense (benefit)	(13.3)	0.2	19.5	6.0

Net loss	$(38.5)	$(38.3)	$(217.2)	$(217.4)

Balance Sheet Data (at period end):
Working capital	$92.0	$(382.8)	$(732.5)	$92.0
Total assets	531.5	673.0	532.5	531.5
Total debt	889.5	790.3	857.9	889.5
Shareholders’ equity	(551.5)	(303.3)	(513.7)	(551.5)

Other Financial Data:
Capital expenditures	$12.8	$14.7	$27.1	$25.2
Depreciation and amortization	21.6	21.9	44.8	44.5
Adjusted EBITDA	45.7	41.9	57.0	60.8

Adjustments to reconcile Net loss to Adjusted EBITDA:
Adjusted EBITDA	$45.7	$41.9	$57.0	$60.8
Net interest expense	(38.4)	(45.5)	(93.6)	(86.5)
Depreciation and amortization	21.6	(21.9)	(44.8)	(44.5)
Income tax benefit	13.3	(0.2)	(19.5)	(6.0)
Restructuring, reorganization and non-cash expenses	(30.9)	(6.9)	(105.3)	(129.3)
Business optimization expenses	(6.6)	(5.7)	(11.0)	(11.9)

Net loss	$(38.5)	$(38.3)	$(217.2)	$(217.4)

RISK FACTORS

Risks Related to Our Business

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

Increases in resin prices or a shortage of available resin could harm our financial condition and results of operations.

To produce our products, we use large quantities of plastic resins, which accounted for 47% of our cost of goods sold in fiscal 2008. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Over the past several years, we have at times experienced rapidly increasing resin prices. If rapid increases in resin prices continue, our revenue and profitability may be materially and adversely affected, both in the short term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long term as we negotiate new agreements or if our customers seek product substitution.

We source plastic resin primarily from major industry suppliers such as Chevron, DAK Americas, Dow, Dupont, Eastman Chemical, Exxon Mobil, Flint Hills Resources, Georgia Gulf, LyondellBassell, Nova, PolyOne Corp., Sunoco, Total, and Westlake. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We may not be able to compete successfully and our customers may not continue to purchase our products.

We face intense competition in the sale of our products and compete with multiple companies in each of our product lines. We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal, glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Some of these competitive products are not subject to the impact of changes in resin prices which may have a significant and negative impact on our competitive position versus substitute products. Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

We may pursue and execute acquisitions, which could adversely affect our business.

As part of our growth strategy, we plan to consider the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value. We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks, including:

•	the diversion of management’s attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

•	the incorporation of acquired products into our product line;

•	the increasing demands on our operational systems;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We have typically required selling stockholders to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate Pliant or future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. Although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons.

Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes and require clean up of contaminated sites. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) (or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material. We have limited insurance coverage for potential environmental liabilities associated with historic and current operations and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with noncompliance could have a materially adverse effect on us. See “Business—Environmental Matters and Government Regulation.”

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Our business operations could be significantly disrupted if members of our senior management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management team. Our senior management team has extensive manufacturing, finance and engineering experience, and we believe that the depth of our management team is instrumental to our continued success. While we have entered into employment agreements with certain executive officers, the loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

As of June 27, 2009, the net value of our goodwill and other intangibles was $2,567.8 million. In July 2001, the Financial Accounting Standards Board (“FASB”) issued the Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Under this accounting standard, we are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

We are controlled by funds affiliated with Apollo and its interests as an equity holder may conflict with yours.

A majority of the common stock of our parent company, Berry Group, on a fully diluted basis, is held by funds affiliated with Apollo. Funds affiliated with Apollo control Berry Group and therefore control us as a wholly owned subsidiary of Berry Group. As a result, Apollo has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Berry Group’s stock, including approving acquisitions or sales of all or substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Apollo’s interests may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Apollo’s interests, as equity holders, might conflict with your interests. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Furthermore, Apollo has no continuing obligation to provide us with debt or equity financing or to provide us with joint purchasing or similar opportunities with its other portfolio companies. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

The recent disruptions in the overall economy and the financial markets may adversely impact our business.

Our industry has been affected by current economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels and shifts in consumer spending patterns. The recent disruptions in the overall economy and volatility in the financial markets have reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer spending, which could be harmful to our financial position and results of operations. As a result, decreased cash flow generated from our business may adversely affect our financial position and our ability to fund our operations. In addition, macroeconomic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect our ability to access the credit markets. The disruption in the credit markets may also adversely affect the availability of financing for our operations. There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

The financial data presented for our fiscal year ended September 26, 2009 and Pliant’s last twelve months ended September 30, 2009 are estimated and unaudited and may be revised between its inclusion herein and the presentation of any such data in an annual or quarterly report filed by us with the SEC.

This disclosure contains unaudited and estimated financial results for our fiscal year ended on September 26, 2009 and unaudited and estimated Pliant financial results for the last twelve months ended on September 30, 2009. In preparing this information, we and Pliant made a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures as well as estimates relating to the components and calculation of our leverage ratios, among other metrics. For example, such estimates are used in accounting for identifiable intangible assets and goodwill, establishing provisions for potential losses that may arise from litigation, regulatory proceedings and tax examinations, assessing the ability to realize deferred taxes and valuing equity-based compensation awards.

Our financial statements for the 2009 fiscal year are not finalized. Pliant’s financial statements for its third fiscal quarter of 2009 are also not finalized. We and Pliant are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent quarterly and annual reports. You should consider this possibility in reviewing the financial information for the periods described above.

PLIANT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Six Months Ended June 30, 2009 Compared with the Six Months Ended June 30, 2008

Net Sales

Net sales decreased by $121.5 million, or 21.2%, to $451.6 million for the first six months of 2009 from $573.1 million for the six months ended June 30, 2008. The decrease primarily resulted from a 12.1% decrease in Pliant’s average selling prices due to decreased resin costs and a 10.3% reduction in sales volume. See “—Operating Segment Review” below for a detailed discussion of sales volumes and selling prices by segment.

Gross Profit

Gross profit decreased $1.8 million to $46.9 million for the first six months of 2009 from $48.7 million for the first six months of 2008. The decrease in gross profit dollars relates to the lower sales volumes described above. The gross profit margin increased from 8.5% in 2008 to 10.4% in 2009, is due to the increase in the Company’s net delta margin. See “—Operating Segment Review” below for a detailed discussion of the margin variances by segment.

Selling, General and Administrative

Selling, general and administrative expenses were $30.6 million for the first six months of 2009, compared to $31.2 million for the first six months of 2008. This decrease of $0.6 million reflects the impact of reductions in commissions and travel and entertainment expenses.

Research and Development Costs

Research and development costs were $3.3 million for the first six months of 2009, compared to $3.4 million in the first six months of 2008. This decrease of $0.1 million is primarily attributable to a reduction in activity under government contracts.

Restructuring and Plant Consolidation Costs

Restructuring and plant consolidation costs for the first six months of 2009 were $2.3 million compared to $6.7 million for the first six months of 2008. In 2008, the most significant aspect of the restructuring charges were $5.4 million related to a fixed asset impairment charge.

Reorganization Costs

Reorganization costs were $19.5 million for the first six months of 2009, compared to $0.1 million for the first six months of 2008. Reorganization costs in 2009 include all of the Chapter 11 related expenses paid to attorneys, advisors and accountants.

Operating Income (Loss)

During the first six months of 2009, Pliant recorded an operating loss of $13.8 million compared to an operating income of $7.2 million for the first six months of 2008. The $21.0 million decrease in operating income is primarily due to the reorganization costs mentioned above and to $4.9 million in fixed asset impairments recorded in 2009.

Interest Expense

Interest expense on current and long-term debt decreased by $7.0 million to $38.4 million for the first six months of 2009, from $45.5 million for the first six months of 2008 as the Company did not provide interest on its 2003 Notes and 2007 Notes for the period February 11, 2009 through June 30, 2009 due to the bankruptcy proceeding. Interest on the Amended 2004 Notes was provided for the entire period and increased $2.4 million between years. In addition, in 2009 Pliant amortized $5.1 million of previously capitalized financing fees compared to $3.0 million in the same period in 2008. This increase is primarily attributable to interest on Pliant’s 2007 Notes and increased payment-in-kind interest on Pliant’s Amended 2004 Notes.

Income Tax Expense

Income tax expense for the first six months of 2009 was a benefit of $13.3 million on pretax losses of $51.7 million, compared to income tax expense of $0.2 million on pretax losses of $38.1 million for the same period in 2008. Income tax benefits related to net operating losses in the United States were offset by a valuation allowance as the realization of these tax benefits is not certain. The income tax expense in the statements of operations primarily reflects foreign income taxes.

Operating Segment Review

Six months ended June 30, 2009 compared with the six months ended June 30, 2008

Engineered Films

Net sales. Net sales in Engineered Films decreased by $35.4 million, or 21.0%, to $133.4 million for the six months ended June 30, 2009 from $168.8 million in the first six months of 2008. This decline was due to a decrease in average selling prices of 11.9%, principally due to raw material price decreases and a 10.3% reduction in sales volume.

Segment profit. The Engineered Films segment profit was $16.4 million for the six months ended June 30, 2009, as compared to $13.8 million for the same period in 2008. This $2.6 million increase in segment profit was primarily due to decreases in raw material costs offsetting volume decreases and contractual price reductions. This was coupled with cost savings in freight, utilities, and manufacturing conversion costs.

Industrial Films

Net sales. The net sales of Pliant’s Industrial Films segment decreased by $49.8 million, or 28.7%, to $123.7 million for the six months ended June 30, 2009 from $173.5 million for the six months ended June 30, 2008. This decrease is directly correlated to a reduction in raw material costs resulting in lower average selling prices of 17.3%, along with a 13.8% decrease in sales volume from continued down-gauging and depressed market conditions in Pliant’s stretch pallet wrap business.

Segment profit. The Industrial Films segment profit was $12.8 million for the six months ended June 30, 2009, as compared to $14.7 million for the same period in 2008. This $1.9 million reduction in segment profit was mainly due to a 13.8% decrease in volume partially offset by favorable product mix with Pliant’s PVC products business.

Specialty Films

Net sales. Net sales in Pliant’s Specialty Films segment decreased $25.2 million, or 22.2%, to $88.1 million for the six months ended June 30, 2009 from $113.3 million for the six months ended June 30, 2008. This decrease was due to lower average selling prices of 14.0% and lower sales volume of 9.5% in our Personal Care and Industrial Specialty market segments.

Segment profit. The Specialty Films segment profit was $9.8 million for the six months ended June 30, 2009, as compared to $9.3 million for the six months ended June 30, 2008. This $0.5 million increase is mainly due to $4.5 million in favorable waste and manufacturing costs, partially offset by $1.9 million in material margin compression resultant of contractual pricing movements, and $2.0 million in lower volume.

Printed Products

Net sales. Net sales of Pliant’s Printed Products segment decreased $10.5 million or 9.2% to $104.1 million for the six months ended June 30, 2009 from $114.6 million for the six months ended June 30, 2008. This decrease was due to a decrease in average selling prices of 9.7% caused by lower resin prices impacting resin price pass through.

Segment profit. The Printed Products segment profit was $7.6 million for the six months ended June 30, 2009, as compared to $7.9 million for the six months ended June 30, 2008. This $0.3 million decrease is mainly due to $0.6 million in material margin compression, $0.9 million in additional selling, general, and administrative costs due to additional corporate allocation of personnel, partially offset by $1.3 million in favorable waste and manufacturing costs.

Corporate/Other

Corporate/Other includes Pliant’s corporate headquarters and Pliant’s research and development facility in Newport News, Virginia. Unallocated corporate expenses decreased by $2.0 million to $7.5 million for the six months ended June 30, 2009, from $9.5 million for the six months ended June 30, 2008. This decrease was primarily due to lower research and development activities attributed to Pliant’s government contract work and lower selling, general and administrative expenses.

Pliant Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007

Net sales. Net sales increased by $30.7 million, or 2.8%, to $1,127.6 million for the year ended December 31, 2008, from $1,096.9 million for the year ended December 31, 2007. The increase was primarily due to an 11.0% increase in average selling price and a 7.4% decrease in sales volumes. See below for a detailed discussion of sales volumes and selling prices by segment.

Gross profit. Gross profit decreased by $53.2 million, or 41.4%, to $75.2 million for the year ended December 31, 2008, from $128.4 million for the year ended December 31, 2007. This decrease was primarily due to a $16.7 million compression between Pliant’s average selling price and raw material costs, $18.3 million related to unfavorable volume variances, $10.4 million of under-absorbed cash conversation costs and $7.6 million of incremental freight and utilities costs.

Selling, general and administrative and research and development costs. Selling, general and administrative and research and development costs decreased by $2.9 million, or 3.7%, to $74.2 million for the year ended December 31, 2008, from $77.1 million for the year ended December 31, 2007. This decrease was primarily due to personnel reductions, lower incentive bonuses, lower consulting and outside labor service costs and lower legal and other professional fees.

Restructuring and other costs. Restructuring and other costs for the year ended December 31, 2008 were $20.2 million, compared to $9.9 million for the year ended December 31, 2007. During 2008, Pliant initiated a plant consolidation program whereby the following three production plants will be closed and their production products and equipment relocated to other existing facilities: South Deerfield, Massachusetts in Pliant’s Engineered Films segment, Harrington, Delaware and Newport News, Virginia in Pliant’s Specialty Films segment. Severance, fixed asset impairments, and product and equipment relocation related costs at these facilities totaled $4.3 million, $10.6 million and $4.6 million, respectively. In addition, Pliant initiated a reduction in workforce whereby approximately 60 employees were paid severance at a total cost of $1.2 million, of which $1.1 million was recorded at the Corporate/other segment and $0.1 million in the Engineered Films segment. During 2007, as part of an overall Canadian restructuring plan, Pliant closed its plant in Langley, British Columbia and consolidated its production equipment and products lines into other Printed Products operating segment facilities. In addition, Pliant closed its operations in Barrie, Ontario, consolidated its product lines into other facilities within the Industrial Films operating segment and consolidated its selling and administrative personnel in its Engineered Films and Industrial Films operating segments.

Reorganization and other costs. During 2008, Pliant incurred $3.4 million of professional fees and other expenses, $1.8 million of which related to Pliant’s 2006 Chapter 11 filings and $1.6 million was associated with our 2009 Chapter 11 filings. Reorganization and other costs for the year ended December 31, 2007 were $2.2 million, as compared to $82.4 million for the year ended December 31, 2006. Reorganization and other costs in 2007 include $1.1 million of professional fees and claim costs and $1.1 million in costs associated with issuance of our Series M Preferred Stock to certain management personnel consisting of $0.4 million in tax gross-ups and $0.7 million related to the difference in fair market value of $103 per share and the purchase price of $20 per share.

Operating income (loss). For the year ended December 31, 2008, Pliant recorded an operating loss of $104.3 million, compared to operating income of $39.2 million for the year ended December 31, 2007, primarily as a result of the comparison of gross margin and restructuring and other costs and goodwill and intangible write-offs.

Interest expense. Interest expense on current and long-term debt increased by $6.4 million, or 7.3%, to $93.6 million for year ended December 31, 2008, from $87.2 million for the year ended December 31, 2007. This increase was principally due to a $4.5 million increase in the Payment-In-Kind interest on Pliant’s 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the “Amended 2004 Notes”), and a $1.5 million increase in the amortization of capitalized financing fees.

Other income (expense). Other income was $0.2 million for the year ended December 31, 2008, as compared to other income of $0.4 million for the year ended December 31, 2007. Other income in 2008 included $0.2 million of interest income. Other income for the year ended December 31, 2007 included $0.3 million of interest income and other less significant items.

Income tax expense (benefit). Income tax expense was $19.5 million for 2008 compared to a benefit of $3.7 million for the year ended December 31, 2007. The income tax expense for 2008 reflects the limitation of the use of net operating loss carry forwards against future taxable income due to a change in ownership of Pliant. On or about December 9, 2008, sufficient value of stock in Pliant on a cumulative basis since July 18, 2006, changed ownership in accordance with Section 382 of the Internal Revenue Code of 1986, as amended. Pliant’s net operating loss carry forwards are therefore subject to limited use against future taxable income.

Operating Segment Review

Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007

Specialty Films

Net sales. The net sales of Pliant’s Specialty Films segment increased $22.5 million, or 10.9%, to $228.2 million for the year ended December 31, 2008, from $205.7 million for the year ended December 31, 2007. This increase was primarily due to an increase in average selling prices of 10.6% as volume increased 0.3%.

Segment profit. The Specialty Films segment profit was $15.9 million for the year ended December 31, 2008, as compared to $23.9 million for the year ended December 31, 2007. This $8.0 million decrease in segment profit was mainly due to $1.1 million of incremental waste, $2.6 million in higher manufacturing costs, and $4.2 million in material margin compression caused by contractual lags in resin pass-through.

Printed Products

Net sales. The net sales in Pliant’s Printed Products segment decreased $15.0 million, or 7.1%, to $226.2 million for the year ended December 31, 2008, from $211.2 million for the year ended December 31, 2007. This increase was primarily due to an increase in Pliant’s average selling price of 10.2% offset in part by a decrease in sales volume of 2.8% driven by volume transfers to other facilities.

Segment profit. The Printed Products segment profit was $12.4 million for the year ended December 31, 2008, as compared to $15.8 million for the year ended December 31, 2007. This $3.4 million decrease in segment profit was mainly due to $1.3 million in volume transferred to other facilities, $1.2 million of incremental waste, and $3.7 million in higher manufacturing costs partially offset by $3.0 million in expansion in material margin.

Industrial Films

Net sales. The net sales of Pliant’s Industrial Films segment increased by $14.6 million, or 4.6%, to $331.7 million for the year ended December 31, 2008, from $317.1 million for the year ended December 31, 2007. This increase was due to an increase in Pliant’s average selling prices of 11.9% partially offset by a decrease in volume of 6.5%.

Segment profit. The Industrial Films segment profit was $21.3 million for the year ended December 31, 2008, as compared to $36.3 million for the same period in 2007. This $15.0 million decrease in segment profit was mainly due to a 6.5% decrease in volume, higher energy related costs in freight and utilities and compression between Pliant’s average selling prices and raw material costs caused by raw materials increases at rates greater than Pliant’s ability to pass along increases to customers.

Engineered Films

Net sales. Net sales in Engineered Films decreased by $10.4 million, or 3.0%, to $336.8 million for the year ended December 31, 2008, from $347.2 million for 2007. This decrease was principally due to a decrease in volume of 12.8% partially offset by an increase in average selling prices of 11.3% driven by raw material price increases.

Segment profit. The Engineered Films segment profit was $20.7 million for the year ended December 31, 2008, as compared to $46.1 million for the same period in 2007. Segment profit in the Engineered Films segment was negatively impacted in 2008 by $9.1 million due to decreased volumes, a $14.5 million compression between Pliant’s average selling price and average raw material costs, under-absorbed factory overhead of $1.3 million and $0.5 million of adverse energy-related costs.

Corporate/Other

Corporate/Other includes Pliant’s corporate headquarters in Schaumburg, Illinois and Pliant’s research and development facility in Newport News, Virginia. Unallocated corporate expenses decreased by $1.2 million to $24.3 million for the year ended December 31, 2008, from $25.5 million for the year ended December 31, 2007. This decrease was principally due to lower selling, general and administrative costs between years due to personnel reductions, lower incentive bonuses, lower consulting and outside labor service costs and lower legal and other professional fees between years.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 27, 2009, both on an actual basis and on a pro forma basis to give effect to the Offering and the intended use of the proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and the related notes included in our annual and quarterly reports filed with the SEC and “The Pliant Transaction,” and “Unaudited Pro Forma Condensed Consolidated Financial Information” herein.

	As of June 27, 2009
	Unaudited
	Actual	Pro Forma
	($ in millions)
Cash	$28.5	$38.6

Term loan	$1,176.0	$1,176.0
Revolving line of credit(1)	70.0	70.0
First Priority Senior Secured Floating Rate Notes	680.6	680.6
Debt discount	(15.8)	(15.8)
First Priority Notes offered hereby(2)	—	325.0
Second Priority Notes offered hereby(2)	—	295.0
Second Priority Fixed Rate Senior Secured Notes	525.0	525.0
Second Priority Floating Rate Senior Secured Notes	225.0	225.0
11% Senior Subordinated Notes	451.2	451.2
10-1/4% Senior Subordinated Notes	221.1	221.1
Capital leases and other	31.6	52.6

Total debt, including current portion	$3,364.7	$4,005.7
Total stockholders’ equity	308.6	278.6

Total capitalization	$3,673.3	$4,284.3

(1)	As of June 27, 2009, our borrowing availability under the revolving loan commitments under our senior secured credit facility was $279.8 million (excluding the additional revolver commitments and after giving effect to the issuance of $31.9 million of letters of credit).
(2)	Does not give effect to any original issue discount for the Notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Berry Plastics as of and for the fifty-two weeks ended June 27, 2009, the thirty-nine weeks ended June 27, 2009 and June 28, 2008 and for fiscal 2008 and have been derived by application of pro forma adjustments to our audited consolidated financial statements as filed in our annual and quarterly reports with the SEC.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Pliant Transaction as if it had occurred on June 27, 2009.

The unaudited pro forma condensed consolidated statements of operations give effect to the Pliant Transaction as if it had occurred on the first day of the applicable period. The results of the Captive Plastics acquisition have been included in operations since February 5, 2008, however no pro-forma adjustments have been made to fiscal 2008 to effect the acquisition or the financing for this period because the acquisition was not considered significant per the provisions of Article 11-01(b) of Regulation S-X.

The unaudited pro forma condensed consolidated financial information includes adjustments directly attributable to the Pliant Transaction that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The Pliant Transaction will be accounted for using the purchase method of accounting. Pliant filed for bankruptcy on February 11, 2009 and is currently operating under the protection of the U.S. Bankruptcy Court. Pliant will emerge from bankruptcy and be acquired by Berry Plastics. The purchase accounting allocations in the Pliant Transaction will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Pliant Transaction. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Pliant Transaction, and upon a final valuation the allocations will be adjusted. Such final adjustments, will include the allocations of purchase price tangible and intangible assets which will result in increases to depreciation and amortization which may be material. Berry Plastics has included the tangible fixed assets that were present in the historical Pliant financial statements at June 27, 2009 and has allocated a portion of the excess purchase price to intangible assets based on the historical allocation of identifiable intangible assets in prior transactions. The remaining excess proceeds have been accounted for as goodwill. This valuation will be based on the actual identifiable tangible and intangible assets and liabilities that existed as of the closing date of the Pliant Transaction.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Pliant Transaction actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors,” and our and Pliant’s historical consolidated financial statements included herein or in our annual and quarterly reports filed with the SEC.

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 27, 2009

($ in millions)

	Berry Plastics Historical	Pliant Historical	Pro Forma Adjustment		Pro Forma
Cash	$28.5	$40.1	$(30.0	)(a)	$38.6
Accounts receivable, net	328.1	111.6	—		439.7
Inventory	384.1	87.1	—		471.2
Deferred income taxes	35.3	11.5	—		46.8
Prepaid expenses and other current assets	25.6	10.0	—		35.6

Total current assets	801.6	260.3	(30.0)		1,031.9
Property, plant and equipment, net	870.7	255.2	—		1,125.9
Goodwill, intangible assets, and deferred costs	2,567.8	6.2	325.0	(c)	2,899.0
Other assets	136.9	9.8	—		146.7

Total assets	$4,377.0	$531.5	$295.0		$5,203.5

Accounts payable	$205.0	$57.3	$15.3	(d)	277.6
Accrued expenses and other current liabilities	213.2	46.1	15.0	(d)	274.3
Current portion of long-term debt	20.8	64.8	(64.8	)(f)	20.8

Total current liabilities	439.0	168.2	(34.5)		572.7
Long-term debt	3,343.9	—	641.0	(e)	3,984.9
Deferred income taxes	187.2	24.9	22.1	(b),(g)	234.2
Other long-term liabilities	98.3	33.0	1.8	(d)	133.1
Liabilities subject to compromise	—	856.9	(856.9	)(f)	—
Stockholders’ equity	308.6	(551.5)	521.5	(b)	278.6

Total liabilities and equity	$4,377.0	$531.5	$295.0		$5,203.5

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fiscal Year Ended September 27, 2008

($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustments(2),(3)		Pro Forma
Net sales	$3,513.1	$1,157.9	$—		$4,671.0
Cost of goods sold	3,019.3	1,071.3	—		4,090.6

Gross profit	493.8	86.6	—		580.4
Selling, general and administrative	340.0	71.8	7.0	(h)	418.8
Restructuring and impairment	9.6	13.2	—		22.8
Reorganization costs	—	0.2	—		0.2
Other expenses	32.8	—	0.8	(i)	33.6

Operating income	111.4	1.4	(7.8)		105.0
Interest expense, net	261.7	92.0	(35.8	)(j)	317.9
Other (income), expense	—	(0.3)	—		(0.3)

Loss before taxes	(150.3)	(90.3)	28.0		(212.6)
Income tax benefit	(49.2)	(4.5)	(31.4	)(k)	(85.1)

Net loss	$(101.1)	$(85.8)	$59.4		$(127.5)

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Thirty-Nine Weeks Ended June 27, 2009

($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustment(2),(3)		Pro Forma
Net sales	$2,392.5	$698.1	$—		$3,090.6
Cost of goods sold	1,986.0	636.1	—		2,622.1

Gross profit	406.5	62.0	—		468.5
Selling, general and administrative	249.1	53.0	5.3	(h)	307.4
Restructuring and impairment	8.8	98.9	—		107.7
Reorganization costs	—	22.8	—		22.8
Other expenses	17.4	—	0.7	(i)	18.1

Operating income	131.2	(112.7)	(6.0)		12.5
Interest expense, net	198.6	63.4	(21.3	)(j)	240.7
Other income	(24.7)	(0.3)	—		(25.0)

Loss before taxes	(42.7)	(175.8)	15.3		(203.2)
Income tax benefit	(11.4)	6.2	(76.0	)(k)	(81.2)
Discontinued operations	4.2	—	—		4.2

Net loss	$(35.5)	$(182.0)	$91.3		$(126.2)

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Thirty-Nine Weeks Ended June 28, 2008

($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustment(2),(3)		Pro Forma
Net sales	$2,546.9	$850.0	$—		$3,396.9
Cost of goods sold	2,186.6	774.7	—		2,961.3

Gross profit	360.3	75.3	—		435.6
Selling, general and administrative	250.9	51.6	5.3	(h)	307.8
Restructuring and impairment	8.6	9.5	—		18.1
Reorganization costs	—	0.2	—		0.2
Other expenses	22.5		0.5	(i)	23.0

Operating income	78.3	14.0	(5.8)		86.5
Interest expense, net	192.9	68.9	(26.8	)(j)	235.0
Other income	—	(0.2)	—		(0.2)

Loss before taxes	(114.6)	(54.7)	21.0		(148.3)
Income tax benefit	(42.8)	(4.3)	(12.2	)(k)	(59.3)

Net loss	$(71.8)	$(50.4)	$33.2		$(89.0)

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fifty two weeks ended June 27, 2009

($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustments(2),(3)		Pro Forma
Net sales	$3,358.7	$1,006.0	$—		$4,364.8
Cost of goods sold	2,818.7	932.7	—		3,751.4

Gross profit	540.0	73.3	—		613.3
Selling, general and administrative	338.2	73.2	7.0	(h)	418.4
Restructuring and impairment	9.8	102.6	—		112.4
Reorganization costs	—	22.8	—		22.8
Other expenses	27.7	—	1.0	(i)	28.7

Operating income	164.3	(125.3)	(8.0)		31.0
Interest expense, net	267.4	86.5	(30.3	)(j)	323.6
Other income	(24.7)	(0.4)	—		(25.1)

Loss before taxes	(78.4)	(211.4)	22.3		(267.5)
Income tax benefit	(17.8)	6.0	(95.2	)(k)	(107.0)
Discontinued operations	4.2	—	—		4.2

Net loss	$(64.8)	$(217.4)	$117.5		$(164.7)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Description of Transaction

On October 13, 2009, we announced our intention to acquire the equity of Pliant upon its emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code. Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. Pliant manufactures key components in a wide variety of flexible packaging products for use in end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-fill liquids as well as providing printed rollstock, bags and sheets used to package consumer goods. Pliant also offers a diverse product line of film industry related products and has achieved leading positions in many of these product lines. Pliant operates manufacturing and research and development facilities in four business segments: Engineered Films, Industrial Films, Specialty Films and Printed Products.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical financial statements of Berry Plastics and Pliant.

The purchase method of accounting is based on Statement of Financial Accounting Standard (SFAS) No. 141R, Business Combinations, as amended, which Berry Plastics adopted on September 27, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements, as amended. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

SFAS No. 157, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS No. 157, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Berry Plastics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Berry Plastics’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Pliant Transaction, primarily at their respective fair values and added to those of Berry Plastics. Financial statements and reported results of operations of Berry Plastics issued after completion of the transaction will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Pliant.

Under SFAS No. 141R, as amended, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition, advisory, legal, regulatory and valuation costs expected to be incurred by Berry Plastics are estimated to be approximately $50 million. The unaudited pro forma condensed consolidated financial statements do not reflect any restructuring and integration charges expected to be incurred in connection with the transaction as Berry Plastics continues to formulate its integration plan. These costs will be expensed as incurred.

Accounting Policies

Upon consummation of the transaction, Berry Plastics will review Pliant’s accounting policies. As a result of that review, Berry Plastics may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed consolidated financial statements. At this time, Berry Plastics is not aware of any differences that would have a material impact on the condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies.

Balance Sheet

(a)	This adjustment reflects the use of cash on hand to fund the reorganization costs associated with the exit from bankruptcy and the Pliant Transaction.

(b)	This adjustment reflects the elimination of the historical equity of Pliant, the recording of remaining transaction costs of approximately $50.0 million and the recording of the tax benefit of these transaction costs which will be reflected as a deferred tax asset.

(c)	Preliminarily, we have allocated the excess of the proceeds over the net assets acquired to goodwill. Under GAAP, goodwill is not amortized but is reviewed for impairment annually. We have made some preliminary estimates which include estimating that fixed assets will approximate the book value currently recorded by Pliant and that intangible assets will be approximately $105.2 million based on our historical purchase price allocation percentages, however this amount will be different once we complete our purchase price allocation. Accordingly, the allocation described below is subject to change. If our non-goodwill assets are further adjusted to fair value in connection with the Pliant Transaction, our expenses may be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair market value, our depreciation and amortization may decrease in the future.

Estimate of total consideration, gross of acquired cash of $30 million	$570.0
Net assets acquired(1)	370.2

Net adjustments	$199.8

(1) Net assets acquired equals:
Historical basis of the assets	$531.5
Less: cash	(30.0)
Plus: deferred financing fees associated with this offering	20.0
Plus: recording of identifiable intangible assets	105.2
Less: deferred tax impact of recording intangible assets	(42.1)
Less: liabilities assumed	(214.4)

Net assets acquired	$370.2

(d)	This adjustment reflects the reclassification of Pliant’s liabilities subject to compromise, excluding debt back to their respective classification in the balance sheet as these are liabilities that Berry Plastics will assume and pay upon Pliant’s emergence from bankruptcy.

(e)	This adjustment reflects the incurrence of the long-term debt to finance the Pliant Transaction plus capital leases assumed as part of the purchase in connection with the Pliant Transaction.

Notes offered hereby	$620.0
Plus: Rollover of Pliant capital leases	21.0

Net adjustment	$641.0

(f)	This adjustment reflects the reclassification of certain liabilities subject to compromise and the elimination of the historical indebtedness of Pliant as follows:

Reclassification of liabilities to be assumed by Berry Plastics upon emergence from bankruptcy	$32.2
Elimination of historical Pliant debt that was redeemed or forgiven upon emergence from bankruptcy	824.7

Net adjustment	856.9

Repayment of short-term debt and the debtor in possession financing upon emergence from bankruptcy	$64.8

(g)	The Company recorded an adjustment to deferred taxes to establish the book vs. tax basis difference of the intangible assets. The Company has not made an adjustment to adjust the historical deferred taxes of Pliant. Upon emergence from bankruptcy, certain liabilities, primarily outstanding indebtedness will be forgiven and result in cancellation of debt income which will eliminate some or all of the historical net operating losses of Pliant. The purchase price allocation will also result in additional book vs. tax differences which will impact the future deferred taxes of Berry Plastics after the Pliant transaction.

Income Statement

(1)	The statement of operations for the periods presented have been derived from the audited and unaudited historical financial statements of Pliant.

(2)	The Pliant Transaction is being accounted for using the purchase method of accounting. The purchase accounting allocations in the Pliant Transaction will be finalized at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Pliant Transaction. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Pliant Transaction, and upon a final valuation the allocations will be adjusted. Such final adjustments, will likely include increases in the allocations of purchase price tangible and intangible assets which will result in increases to depreciation and amortization, which may be material. Berry Plastics has included the tangible fixed assets that were present in the historical Pliant financial statements at June 28, 2008 and has allocated a portion of the excess purchase price to intangible assets based on the historical allocation of identifiable intangible assets in prior transactions. The remaining excess proceeds have been accounted for as goodwill. Accordingly, the allocation described below is subject to change. An increase or decrease in fixed assets by $10.0 million would result in a change in depreciation expense of $1.4 million assuming an average useful life of seven years for fixed assets. An increase or decrease in intangible assets by $10 million would result in a change in amortization expense of $0.7 million assuming an average useful life of fifteen years for intangible assets.

(3)	The Pro Forma adjustments presented below only adjust the Pliant Transaction. Captive Plastics, Inc. which was acquired by us on February 5, 2008 and the related financing to fund this acquisition have been included from the date of acquisition. We have not made any pro-forma adjustments for the Captive acquisition as they are not material to our results.

(h)	This adjustment relates to the incremental amortization that would result from the allocation of approximately $105.2 million of excess purchase price to intangible assets. Given an estimated useful life of 15 years, amortization expense would increase by $7.0 million, $5.3 million, $5.3 million and $7.0 million for the year ended September 27, 2008, 39 weeks ended June 27, 2009, 39 weeks ended June 28, 2009 and the 52 weeks ended June 27, 2009.

(i)	This adjustment relates to the incremental management fees that would have been payable to the Sponsors under Berry Plastics’ management fee agreement as if the Pliant Transaction had happened on the first day of the applicable period. Berry Plastics’ management fee agreement requires a payment of management fees of the higher of $3.0 million or 1.25% of Adjusted EBITDA.

(j)	This adjustment represents the elimination of the historical interest expense of Pliant including the amortization of deferred financing fees and the new pro forma interest expense related to the Pliant Transaction. The adjustment is as follows:

	Year ended Sep-08	39 weeks ended		52 weeks ended Jun-09
		Jun-09	Jun-08
Eliminate historical interest expense	$(92.0)	$(63.4)	$(68.9)	$(86.5)
Notes offered hereby	52.2	39.1	39.1	52.2
Amortization of deferred financing fees and discount	4.0	3.0	3.0	4.0

	$(35.8)	$(21.3)	$(26.8)	$(30.3)

A 0.125% increase or decrease in the assumed interest rate on the Notes offered hereby would change the foregoing annual interest expense by $0.8 million.

(k)	This adjustment reflects the elimination of the historical tax expense (benefit) of Berry Plastics and Pliant and the adjustment needed to record Berry Plastics’ pro forma tax expense (benefit) at a statutory rate of 40.0%.